Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of October, 2013 (the “Effective Date”), by and between CARNIVAL CORPORATION (the “Company”) with its principal place of business located at 3655 N.W. 87th Avenue, Miami, Florida 33178, and CARNIVAL PLC (together, the “Companies”) and ARNOLD DONALD, an individual (the “Executive”) (collectively herein referred to as the “Parties” and individually referred to as the “Party”).
RECITALS
WHEREAS, the individual currently serves on the Board of Directors of Carnival Corporation (the “Board of Directors”) and on the Board of Directors of Carnival plc (together, the “Boards of Directors”);
WHEREAS, as of the Effective Date of this Agreement, the Companies desire to employ the Executive as President and Chief Executive Officer of the Companies and the Executive desires to serve the Companies as President and Chief Executive Officer.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Term. The Companies hereby agree to employ the Executive, and the Executive hereby agrees to accept employment with the Companies, upon the terms and subject to the conditions set forth herein, effective as of the Effective Date.
Subject to the provisions for earlier termination set forth in Section 12, the term of employment under this Agreement shall be for a period of three (3) years commencing on the Effective Date (the “Term”).
2.Employment.
(a)The Executive shall be employed as President and Chief Executive Officer of the Companies. The Executive shall perform the duties and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.
(b)During the Term, the Executive shall report directly to the Boards of Directors faithfully and diligently endeavor to promote the businesses and best interests of the Companies. The Executive shall devote sufficient time and attention to the duties he has been retained to perform. Service on any other boards of directors shall be at the discretion of the Boards of Directors.
(c)During the Term, the Compensation Committees of the Boards of Directors will annually review the aggregate compensation of the Executive as provided in Sections (3), (4), and (5) below.
3.Base Salary. The Company agrees to pay to the Executive during the Term of this Agreement a base salary (the “Base Salary”) at the rate of $1,000,000 per annum. The Boards of Directors may, in its discretion, increase or decrease the rate of Base Salary payable hereunder on the standard salary review cycle beginning in 2014; provided, however, that any rate change shall thereafter be the rate of “Base Salary” hereunder. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its senior executives.
4.Management Incentive Plan.

(a)The Executive shall be eligible to participate in the Carnival Corporation & plc Management Incentive Plan for the CEO, COO and CFO (the “Management Incentive Plan”), or its successor plan, on terms and conditions set forth in this Agreement. The Executive shall receive a fixed (and not subject to actual 2013 business performance criteria) bonus under the Management Incentive Plan, for the period of service beginning on July 3, 2013 and ending on the last day of the 2013 Plan Year equal to $1,125,000.
(b)For the 2014 Plan Year, the Executive’s Target Bonus under the Management Incentive Plan is $2,650,000. The Executive’s maximum bonus under the Management Incentive Plan for 2014 is $5,300,000.
(c)For the 2015 Plan Year and subsequent Plan Years, the Executive shall be eligible to receive incentive payments under the Management Incentive Plan consistent with the general practice of compensating other senior executives.
(d)Each capitalized term used in Section 4 and not otherwise defined in this Agreement shall have the meaning assigned to it in the Management Incentive Plan.
5.Long‑Term Incentive Awards. The Executive shall be entitled to receive an annual share award grant under the Carnival Corporation 2011 Stock Plan (the “2011 Stock Plan”), or its successor plan. The Executive’s annual share award grant shall have a fair market value of $3,500,000, on terms and conditions set forth in this Agreement, the 2011 Stock Plan and the associated Award agreements, to be comprised as follows:
(a)The Executive will be granted performance‑based restricted stock units with a Fair Market Value of $1,400,000 based on the closing price of a share of Company common stock on the date of grant. His initial award will be made on the Effective Date of this Agreement pursuant to the Award agreement in the form attached hereto as Appendix A; and
(b)The Executive will be granted a time-based share award with a fair market value of $2,100,000 based on the closing price of a share of Company common stock on the date of grant. The time-based share awards will be made at the time the other executive officers of the Company receive their time-based share awards in 2014.
The terms applicable to annual share award grants and performance targets under the 2011 Stock Plan shall be consistent with those grants, mix of grant types, and performance targets applicable to other executive officers of the Company. Each capitalized term used in Section 5 and not otherwise defined in this Agreement shall have the meaning assigned to it in the 2011 Stock Plan or the associated Award agreements.
6.Special Restricted Stock Unit Award. The Company shall grant the Executive on the Effective Date of this Agreement, a one‑time performance based Restricted Stock Unit Award under the 2011 Stock Plan, consisting of restricted stock units with a target value of $3,000,000 on the Effective Date, on terms and conditions set forth in this Agreement, the 2011 Stock Plan and the associated Award agreement in the form attached hereto as Appendix B. Each capitalized term used in Section 6 and not otherwise defined in this Agreement shall have the meaning assigned to it in the 2011 Stock Plan or the associated Award agreement.
7.Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation all 401(k), profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to other senior executives of the Company generally.

8.Executive Benefits. During the Term, the Executive shall be eligible to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to senior executives of the Company. Unless otherwise provided herein, or in the terms of such executive benefit or incentive compensation plans, the Executive’s participation in such plans shall be on substantially the same basis and terms as other senior executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.
9.Other Benefits.
(a)Fringe Benefits and Perquisites. The Executive shall be entitled to receive all fringe benefits and perquisites generally made available by the Company to senior executives.
(b)Executive Relocation. Pursuant to the Company’s relocation policy, the Company will pay the Executive $350,000 to cover all relocation and temporary living expenses incurred by the Executive (e.g., pre-move house hunting trips, transport of household goods, final move of Executive and family, temporary storage of household goods, return visits, etc.).
10.Paid Time Off and Sick Leave. At such times as the Boards of Directors shall in their reasonable discretion permit, the Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, in accordance with the following:
(a)During the Term, the Executive shall be entitled to annual paid time off in any calendar year of 25 days, to be taken in accordance with the policies as periodically established by the Company.
(b)The Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.
11.Stock Ownership Guidelines. The Companies’ stock ownership guidelines shall be applied to the Executive consistent with the requirement of the Chief Executive Officer.
12.Termination. The Executive’s employment hereunder may be terminated under the following circumstances:
(a)Disability. The Companies may terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean Disability as defined in the 2011 Stock Plan.
(b)Cause. The Companies may terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall mean Cause as defined in the 2011 Stock Plan.
(c)Good Reason. The Executive may terminate his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in this Section 12(c) (provided that the Executive notifies the Companies in writing of such event within ten (10) business days following the occurrence thereof) and any such occurrence has not been cured within thirty (30) days following receipt by the Companies of written notice from the Executive specifically identifying such material breach:
(i)the nature of the Executive’s duties or the scope of the Executive’s responsibilities as provided in Section 2(a) above is materially modified by the Companies without the Executive’s written consent where such material modification constitutes a demotion of the Executive or a substantial reduction in the Executive’s responsibilities;

(ii)a reduction in the Executive’s Base Salary as provided in Section 3 by the Compensation Committee of more than five (5) percent;
(iii)any material breach by the Companies of any provision of this Agreement;
(iv)in connection with any Change in Control, (A) the purchaser does not assume the severance provisions set forth in Section 13 (including corresponding definitions) with respect to the Executive and (B) the Executive does not accept employment with such purchaser in connection with the Change in Control;
(v)failure of the Executive to report directly to the Boards of Directors as provided in Section 2(b) or a reduction in the Executive’s title as provided in Section 2(a) above without the Executive’s consent.
The Executive’s right to terminate his employment pursuant to this Section 12(c) shall not be affected by his incapacity due to the Executive’s Disability if such Disability occurs after the event or condition giving rise to the Executive’s right to terminate his employment pursuant to this Section 12(c).
(d)By the Executive Other Than for Good Reason. Subject to the provisions of Sections 12(g) and 12(h), the Executive may terminate his employment other than for Good Reason at any time.
(e)By the Companies Other Than for Cause. Subject to the provisions of Section 12(g) and 12(h), the Companies may terminate the Executive’s employment other than for Cause at any time.
(f)Change in Control Definition. For purposes of this Agreement, a “Change in Control” shall mean a Change in Control as defined in the 2011 Stock Plan.
(g)Notice of Termination. Any purported termination by the Companies or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.
(h)Termination Date, Etc. “Termination Date” shall mean in the case of the Executive’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:
(i)If the Executive’s employment is terminated by the Companies due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and
(ii)If the Executive’s employment is terminated by the Executive (whether or not for Good Reason), the date specified in the Notice of Termination shall not be less than sixty (60) days from the date the Notice of Termination is given to the Companies.
13.Compensation Upon Termination. Upon termination of the Executive’s employment during the Term of this Agreement, the Executive shall be entitled to the following benefits:
(a)If the Executive’s employment is terminated by the Companies for Cause or by the Executive (other than for Good Reason), the Companies shall (subject to the Executive’s timely execution and non-revocation of the Companies’ general waiver and release of claims agreement, except with respect to amounts payable under Section 13(c)(i), which shall be payable regardless of whether a general waiver and release of claims agreement is signed) pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Companies for the period ending on the Termination Date, and (iii)  any earned but unpaid annual incentive amounts under Section 4 for any year completed prior to the date of such termination (collectively, “Accrued Compensation”).
(b)If the Executive’s employment with the Companies is terminated by reason of his death or Disability, then, in addition to Accrued Compensation, the Companies shall provide the Executive with benefits or payments under any applicable disability or life insurance benefit plans, programs or arrangements maintained by the Companies, which benefits shall be provided and amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.
(c)If the Executive’s employment by the Companies shall be terminated (1) by the Companies other than for Cause, Death or Disability, or (2) by the Executive for Good Reason, then the Executive shall (subject to the Executive’s timely execution and non-revocation of the Companies’ general waiver and release of claims agreement, except with respect to amounts payable under Section 13(c)(i), which shall be payable regardless of whether a general waiver and release of claims agreement is signed) be entitled to the benefits provided below:
(i)the Company shall pay the Executive all Accrued Compensation;
(ii)the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date on the 45th day following the Termination Date as provided as follows:
(1)In the case of termination of employment within the first twelve (12) months of this Agreement, an aggregate amount in cash equal to one and a half (1-1/2) times the sum of (A) the Executive’s Base Salary as in effect on the Termination Date, and (B) the target annual incentive amounts to be paid to the Executive with respect to the Plan Year under Section 4, if applicable, in which the Termination Date occurs;
(2)In the case of termination of employment after the first twelve (12) months of this Agreement, an aggregate amount in cash equal to one (1) times the sum of (A) the Executive’s Base Salary as in effect on the Termination Date, and (B) the target annual incentive amounts to be paid to the Executive with respect to the Plan Year under Section 4, if applicable, in which the Termination Date occurs; or
(3)In the case of termination of employment following a Change in Control, an aggregate amount in cash equal to two (2) times the sum of (A) the Executive’s Base Salary as in effect on the Termination Date, and (B) the target annual incentive amounts to be paid to the Executive with respect to the Plan Year under Section 4, if applicable, in which the Termination Date occurs;
(iii)for a period beginning on the 30th day following the Termination Date and ending on the earlier of (A) the 30th day following the eighteenth (18th) month after the Termination Date and (B) the date on which the Executive violates any restrictive covenant set forth in Section 14, Section 17, or Section 18 hereof, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the employee benefits under Section 7 which were being provided to the Executive at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, the benefits provided to the Executive at the time of the Change in Control, if greater). The parties intend that any continued medical and dental coverage paid in the first eighteen (18) months following the Termination Date shall not constitute a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b). The Companies’ obligation hereunder with respect to the foregoing benefits shall cease if the Executive becomes eligible for coverage for any such benefits pursuant to a subsequent employer’s benefit plans. This Section 13(c)(iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Companies’ employee benefit plans, programs or practices following the Executive’s termination of employment.
Notwithstanding anything in this Agreement to the contrary, in the event any benefit payments to which the Executive is entitled to under this Section 13 upon a termination of employment after a change in control are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall follow the “best net” approach being the higher of (A) the reduced payment to avoid excise taxes, or (B) the net after‑tax benefit if benefit payments are not reduced to avoid excise taxes and the Executive paid the excise taxes.
(d)The amounts provided for in Sections 13(a) and 13(c)(i) shall be paid as soon as reasonably practicable after the Executive’s Termination Date (and in no event later than 30 days after the Termination Date occurs).
(e)The Executive shall not be required to mitigate the amount of any payment, benefit or other obligation of the Companies provided for in this Agreement by seeking other employment or otherwise and no such payment, benefit or other obligation of the Companies shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.
(f)The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, corresponding regulations and other guidance (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.
(g)If the Companies reasonably determine that any amounts payable under this Agreement are likely to be subject to tax under Section 409A, the Company may adopt policies, procedures or amendments to this Agreement designed to mitigate or eliminate the amount of tax under Section 409A to which the Executive may be subject; provided that no such amendment shall be made that reduces the aggregate payments the Executive is entitled to receive under this Agreement.
(h)For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Companies.
(i)Payments made pursuant to Section 13(c)(iii) shall be made, if at all, in monthly installments until the date on which such payments cease under Section 13(c)(iii)(A) or (B).
(j)If the Executive is a “specified employee” as determined under Section 409A as of the date of the Executive’s “separation from service” (within the meaning of Section 409A) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (i) the date which is six (6) months after his “separation from service” for any reason other than death, or (ii) the date of the Executive’s death.

14.Non-Disparagement. Except to the extent required by compulsory process or in the course of filing a charge with a government agency or participating in its investigation, the Executive agrees not to disparage the Companies, any of their products or practices, or any of their directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time.
15.Indemnification.
(a)General. The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was an officer of the Companies or any subsidiary thereof or is or was serving at the request of the Companies or any subsidiary thereof as an officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as an officer, member, employee or agent while serving as an officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Florida law, as the same exists or may hereafter be amended, against all Expenses (as hereinafter defined) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer or agent, or is no longer employed by the Companies and shall inure to the benefit of his heirs, executors and administrators; provided, however, that the Executive shall not be so indemnified for any Proceeding which shall have been adjudicated to have arisen out of or been based upon his willful misconduct, bad faith, gross negligence or reckless disregard of duty or his failure to act in good faith in the reasonable belief that his action was in the best interests of the Companies. For the avoidance of doubt, the Executive and the Companies hereby acknowledge and agree that, notwithstanding any other provision hereof, this Section 15 shall not apply with respect to any dispute, claim or controversy arising under or relating to this Agreement.
(b)Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ investigations, and any expenses of establishing a right to indemnification under this Agreement.
(c)Enforcement. If a claim or request for indemnification under this Section 15 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Florida law.
(d)Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.
(e)Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement, but the failure of the Executive to give such notice shall not relieve the Company of any liability the Company may have to the Executive except to the extent that the Company is prejudiced thereby. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such time and places as are convenient for the Executive.
(f)Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)The Company will be entitled to participate therein at its own expense;
(ii)Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company to the extent the Company determines such fees and expenses are reasonable; and
(iii)The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.
(g)Non-exclusivity. The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Companies or any subsidiary, agreement, vote of shareholders or disinterested directors or otherwise.
16.Successors and Assigns.
(a)This Agreement (including specifically and without limitation Sections 17 and 18) shall be binding upon and shall inure to the benefit of the Companies, their successors and assigns and the Companies shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession or assignment had taken place. In connection with any Change in Control, the Companies shall further require any successor or assign to expressly agree to pay all legal fees and related expenses incurred by the Executive following such Change is Control as they become due as result of (i) the Executive’s termination of employment other than for Cause (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) or (ii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that the Executive must prevail on at least one substantial claim. The term “the Companies” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and businesses of the Companies (including this Agreement) whether by operation of law or otherwise.
(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
17.Covenant Not to Compete.
(a)The Executive acknowledges and agrees that: in the course of the Executive’s employment with the Companies, the Executive will be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Companies, and has been and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of the Companies, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Companies have invested and will continue to invest substantial time, effort and expense. In recognition of the foregoing the Executive agrees that during the period beginning on the Effective Date and ending on the first anniversary following the termination of the Executive’s employment with the Companies for any reason (the “Non‑Compete Term”) the Executive shall not:
(i)Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any such Person that engages in a Competing Business. “Competing Businesses” shall include any multi-night passenger cruise operator which competes with the Companies or any of their subsidiaries or divisions, or in any other business in which the Companies are engaging, or in which the Companies have taken concrete and significant steps towards engaging, at the time of the Executive’s termination of employment, in each case in the geographic areas in which the Companies operate or have taken significant steps towards operating; provided, however, that notwithstanding the foregoing, the Executive may make passive investments in up to 5% of the outstanding publicly traded common stock of an entity which operates a Competing Business
(ii)Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of Termination of the Executive’s employment, an employee of the Companies or any of their subsidiaries for the purpose or with the intent of enticing such employee away from the employ of the Companies or any of their subsidiaries.
(iii)Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Executive’s employment, or has been within six (6) months prior to the time of termination of the Executive’s employment, a customer or supplier of the Companies or any of their subsidiaries for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Companies or (B) in any way interfering with the relationship between such Person and the Companies.
(b)Because of the difficulty of measuring economic losses to the Companies as a result of a breach of the covenants in Sections 17 and 18, and because of the immediate and irreparable damage that could be caused to the Companies for which they would have no other adequate remedy, the Executive agrees: (i) that the foregoing covenants, in addition to and not in limitation of any other rights, remedies or damages available to the Companies at law, in equity or under this Agreement, may be enforced by the Companies in the event of the breach or threatened breach by the Executive, by injunctions and/or restraining orders; and (ii) that in the event any material breach by the Executive of any of the covenants in Sections 17 and 18 occurs while the Executive is receiving payments under Section 13(c)(ii), the Companies may cease making payments thereunder and the Executive must repay all amounts previously received from the Companies thereunder. If the Companies are involved in court or other legal proceedings to enforce the covenants contained in Sections 17 and 18, then in the event the Companies prevail in such proceedings, the Executive shall be liable for the payment of reasonable attorneys’ fees, costs and ancillary expenses incurred by the Companies in enforcing their rights hereunder.
(c)The covenants in Sections 17 and 18, respectively, are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable, and this Agreement shall thereby be reformed to reflect the same.
(d)All of the covenants in Sections 17 and 18, respectively, shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Companies whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Companies of such covenants. It is specifically agreed that the period following the termination of the Executive’s employment with the Companies during which the agreements and covenants of the Executive made in Sections 17 and 18, respectively, shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of Sections 17 and 18, respectively.
(e)Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Executive shall be prohibited from engaging in any competitive activity described in Section 17 or 18 hereof, the period of time for which the Executive shall be prohibited pursuant to Section 17 or 18 hereof shall be the maximum time permitted by law.
18.Confidential Information.
(a)The Executive expressly agrees and understands that the Companies own and/or control information and material which is not generally available to third parties and which the Companies consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to their businesses and that they may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Executive hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Companies, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Companies and their officers and agents other than in the ordinary course of business. The Executive hereby acknowledges that disclosure of the Companies’ Confidential Information to and/or use by anyone other than in the Companies’ ordinary course of business would result in irreparable and continuing damage to the Companies. Accordingly, the Executive agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his employment with the Companies or at any time thereafter, he will not, without the prior written consent of the Boards of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting the Executive’s duties for the Companies in the ordinary course of business. The Executive agrees to keep all such records in connection with the Executive’s employment as the Companies may direct, and all such records shall be the sole and absolute property of the Companies. The Executive further agrees that, within five (5) days of the Companies’ request, he shall surrender to the Companies any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to the Companies’ business or any Confidential Information.
(b)The restrictive covenants contained in Sections 17 and 18 shall survive the termination or expiration of this Agreement and any termination of the Executive’s employment.
19.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Companies shall be directed to the attention of the Executive Chairman and the General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
20.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Companies or any of their subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Companies or any of their subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Companies or any of their subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
21.Settlement of Claims. The Companies’ obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Companies may have against the Executive or others.
22.Survival. The agreements and obligations of the Companies and the Executive made in Sections 13, 14, 15, 16, 17, 18, 19, 20, 21, and 22 of this Agreement shall survive the expiration or termination of this Agreement; provided, that, for the avoidance of doubt, the Parties acknowledge and agree that any obligations of the Companies pursuant to Section 13 shall only so survive to the extent that a termination of the Executive’s employment giving rise to an obligation of the Companies under Section 13 occurs prior to the expiration or termination of this Agreement.
23.Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
24.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Companies. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
25.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to the conflict of law principles thereof.
26.Arbitration. The Executive hereby consents to binding arbitration in Florida by reference to the Employment Arbitration Rules of the American Arbitration Association, but without necessarily utilizing the services of the AAA, to resolve any dispute, initiated by the Executive, relating to or arising under this Agreement. The parties shall select a single arbitrator as follows: the party seeking resolution of some dispute shall notify the other(s) of the claim(s) to be arbitrated. The respondent shall promptly provide to the complainant a list of potential arbitrators consisting of names of five (5) persons who have substantial experience serving as arbitrator in employment-related disputes involving executive-level persons, or other sophisticated commercial disputes, and who maintain good reputations as experienced and fair arbitrators. The complainant party initiating the arbitration shall then select the arbitrator from this list of five (5). In connection with any such legal dispute, the Companies agree to reimburse the Executive for legal fees and expenses if the Executive prevails on at least one material issue. Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.
27.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
28.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Companies have caused this Agreement to be executed by their duly authorized officer and the Executive has executed this Agreement effective as of the Effective Date.

EXECUTIVE

/s/ Arnold Donald
Arnold Donald

/s/ Arnaldo Perez
Arnaldo Perez, SVP
On behalf of Carnival Corporation

/s/ Arnaldo Perez
Arnaldo Perez, SVP
On behalf of Carnival plc

APPENDIX B
CARNIVAL CORPORATION
2011 STOCK PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT FOR SPECIAL CEO AWARD
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of October 14, 2013, is made by and between Carnival Corporation, a corporation organized under the laws of Republic of Panama (the “Company”), and ARNOLD DONALD (the “Participant”) pursuant to the Carnival Corporation 2011 Stock Plan (the “Plan”) and that certain Employment Agreement effective as of October 14, 2013 by and between the Company, Carnival plc, and Participant (the “Employment Agreement”).
WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units may be granted in respect of shares of the Company’s common stock, par value $0.01 per share (“Stock”); and
WHEREAS, the Company desires to grant to Participant restricted stock units pursuant to the terms of this Agreement, the Employment Agreement and the Plan; and
WHEREAS, the Compensation Committee of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the restricted stock units provided for herein to the Participant subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Units.
(a)Grant. The Company hereby grants to the Participant as of October 14, 2013 (the “Date of Grant”) a target number of restricted stock units (the “RSUs”) of 93,457 (the “Target Amount”), on the terms and conditions set forth in this Agreement, the Employment Agreement and as otherwise provided in the Plan. Each RSU represents the right to receive payment in respect of one share of Stock as of the applicable Settlement Date (as defined below), to the extent the Participant earns and is vested in such RSUs as of such Settlement Date, subject to the terms of this Agreement, the Employment Agreement and the Plan. The RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.
(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Employment Agreement and the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The terms of the Employment Agreement shall control in the event of a conflict with the provisions of this Agreement. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event there is any inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.
(c)Acceptance of Agreement. Unless the Participant notifies the Company’s Global Human Resources Department in writing to soptions@carnival.com within 10 days after delivery of this Agreement that the Participant does not wish to accept this Agreement, the Participant will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement and the Plan.
2.Terms and Conditions.
(a)Performance. Subject to the Participant’s continued employment or service with the Company, a specified percentage of the RSUs shall vest if both (A) except as provided in a Section 3(b) with respect to a termination due to death, disability or without Cause, the Participant remains in continuous employment or continuous service with the Company through the First Settlement Date or Second Settlement Date, as applicable, each as defined in Sub-section (b) below, and (B) the Company achieves, at a minimum, the threshold level of performance set forth on Exhibit A (the “Performance Threshold”). Unless provided otherwise by the Committee, the Participant shall be deemed to not be in continuous employment or continuous service if the Participant’s status changes from employee to non‑employee, or vice-versa. The actual number of RSUs that may vest may range from zero to five (5) times the Target Amount based on the extent to which the Performance Threshold is achieved, in accordance with the methodology set out on Exhibit A. Except as provided in Section 3(b) and Section  (1)(ii) of Exhibit A, if the Company does not achieve the minimum Performance Threshold as set out on Exhibit A, then no RSUs shall vest and this grant of RSUs shall be cancelled in its entirety. In addition, no vesting shall occur unless and until the Committee certifies that the Performance Threshold has been met (the “Certification”).
(b)Settlement. The obligation to make payments and distributions with respect to RSUs shall be satisfied through the issuance of one share of Stock for each vested RSU, less applicable withholding taxes (the “settlement”), and the settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. 50% of the Earned RSUs (as defined in Exhibit A) shall be settled as soon as practicable after the end of the Performance Cycle (as defined in Exhibit A) and Certification (as applicable, the “First Settlement Date”), but in no event later than March 15 of the year following the calendar year in which Certification occurs, except as otherwise specified in Section 4(a). The remaining 50% of the Earned RSUs shall be settled as soon as practicable following the date that is 12 months after the end of the Performance Cycle, (the “Second Settlement Date”, and, together with the First Settlement Date, each a “Settlement Date”), subject to the Participant’s continued employment or service with the Company through the Second Settlement Date and the provisions of Section 3 (b). Notwithstanding the foregoing, the payment dates set forth in this Section 2(b) have been specified for the purpose of complying with the provisions of Section 409A of the Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.
(c)Dividends and Voting Rights. Each RSU subject to this grant shall not be credited with dividend equivalents or dividends.
3.Termination of Employment or Service with the Company.
(a)Termination by the Company for Cause. If the Participant’s employment or service with the Company terminates for Cause, then all outstanding RSUs shall immediately terminate on the date of termination of employment or service.
(b)Death or Disability or Termination by the Company Without Cause or for Good Reason. Except to the extent otherwise provided for under the terms of the Employment Agreement, if the Participant’s employment or service with the Company terminates due to the Participant’s death or is terminated by the Company due to the Participant’s Disability or if the Participant’s employment is terminated without Cause or for Good Reason, then the Participant shall be deemed to have vested on the date of termination in a number of RSUs equal to the product of (i) the Target Amount of RSUs multiplied by (ii) a fraction, the numerator of which is the number of days elapsed during the period commencing on the Date of Grant through and including the date of termination, and the denominator of which is 1,095, rounded down to the nearest whole RSU, and the remaining unvested portion of the RSUs shall terminate on the date of termination of employment or service. The vested RSUs shall be settled in accordance with Section 2(b).
(c)Other Termination. Except to the extent otherwise provided for under the terms of the Employment Agreement, if the Participant’s employment or service with the Company terminates for any reason other than as otherwise described in the foregoing provisions of this Section 3 (whether due to voluntary termination, Retirement, or otherwise) then all outstanding RSUs shall immediately terminate on the date of termination of employment or service.

Except as otherwise provided in Section 3(b), in no event shall any RSUs be settled unless and until (i) at least the threshold Performance is achieved, (ii) the Certification occurs, and (iii) the Participant has remained in the continuous employment of the Company through the applicable Settlement Date.
(d)Definitions. For purposes of this Agreement, “Good Reason” shall mean Good Reason as defined in the Employment Agreement.
4.Miscellaneous.
(a)Compliance with Legal Requirements. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the RSUs would be prohibited by law or the Company’s dealing rules, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.
(b)Transferability. Unless otherwise provided by the Committee in writing, the RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c)Tax Withholding. All distributions under the Plan are subject to withholding of all applicable federal, state, local and foreign taxes, and the Committee may condition the settlement of the RSUs on satisfaction of the applicable withholding obligations. The Company, Carnival plc or any Affiliate of the Company or Carnival plc has the right, but not the obligation, to withhold or retain any Shares or other property deliverable to the Participant in connection with the grant of RSUs or from any compensation or other amounts owing to the Participant the amount (in cash, Shares or other property) of any required tax withholding in respect of the Shares and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
(d)Clawback/Forfeiture.
(i)Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company’s issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Participant and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to recover all or a portion of any income or gain realized on the settlement of the RSUs or the subsequent sale of shares of Stock acquired upon settlement of the RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement. If the Committee directs the Company to recover any such amount from the Participant, then the Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Date of Grant and the Company shall promptly notify the Participant of such additional provision. In addition, if a Participant has engaged or is engaged in Detrimental Activity after the Participant’s employment or service with the Company or its subsidiaries has ceased, then the Participant, within 30 days after written demand by the Company, shall return any income or gain realized on the settlement of the RSUs or the subsequent sale of shares of Stock acquired upon settlement of the RSUs.
(ii)For purposes of this Agreement, “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group. For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.
(e)No Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Stock subject to the RSUs. The Company shall not be required to set aside any fund for the payment of the RSUs.
(f)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(g)Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
(h)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(i)No Rights to Continued Employment. Nothing in the Plan or in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever. The rights and obligations of the Participant under the terms and conditions of the Participant’s office or employment shall not be affected by this Agreement. The Participant waives all and any rights to compensation and damages in consequence of the termination of the Participant’s office or employment with any member of the Combined Group or any of its Affiliates for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from the Participant’s ceasing to have rights under or the Participant’s entitlement to the RSUs under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 4(i) and the Participant’s terms of employment, this Section will take precedence.
(j)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.
(k)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(l)Entire Agreement. This Agreement, the Employment Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant in accordance with the Plan.
(m)Governing Law; JURY TRIAL WAIVER.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.
(n)Data Protection. By accepting the grant of the RSUs the Participant agrees and consents:

(i)to the collection, use, processing and transfer by the Company of certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, other employee information, details of the RSUs granted to the Participant, and of Stock issued or transferred to the Participant pursuant to this Agreement (“Data”); and
(ii)to the Company transferring Data to any subsidiary or Affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and
(iii)to the use of such Data by any person for such purposes; and
(iv)to the transfer to and retention of such Data by third parties in connection with such purposes.
(o)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
5.Change in Control. Except in the event of termination for Good Reason, in the event of a Change in Control, the valuation of the award shall be calculated as of the date of the Change in Control. Notwithstanding the above, the Participant’s right to such award, calculated as of the Change in Control date, shall be subject to the terms of this Agreement and, for the avoidance of doubt, Section 1(ii) of Exhibit A shall apply even in the event of a Change in Control. The beginning share price for the determination of the CAGR of the Company’s TSR for the Performance Cycle shall be the close price on the Date of Grant and the ending share price shall be the 90 day average stock price (plus dividends paid and reinvested in Stock over the term) as of the date of closing of the Change in Control transaction.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.

By:	/s/ Jerry Montgomery
Jerry Montgomery
Senior Vice President,
Global Human Resources

EXHIBIT A

TSR Performance Matrix

The multiple of the Target Amount of RSUs that shall be earned will be based upon the compound annual growth rate (“CAGR”) of the Company’s total shareholder return (“TSR”) over the performance cycle beginning on the Date of Grant (as defined in Section 1(a)) and ending on the third anniversary of the Date of Grant (the “Performance Cycle”), in accordance with this Exhibit A.

(1)    The number of RSUs that shall be earned with respect to the Performance Cycle (the “Earned RSUs”) shall be equal to the Target Amount multiplied by the Payout Multiple (as defined below); provided, however, that:

(i)    if the Target Amount multiplied by the Payout Multiple multiplied by the Fair Market Value of the Company’s Stock on the First Settlement Date exceeds $24,000,000, then the number of Earned RSUs shall be equal to $24,000,000 divided by the Fair Market Value of the Company’s Stock on the First Settlement Date rounded down to the nearest whole share; and

(ii)    notwithstanding 2(i) below, if the Target Amount multiplied by the Payout Multiple multiplied by the Fair Market Value of the Company’s Stock on the First Settlement Date is equal to $0 and the Company’s TSR over the Performance Cycle is greater than or equal to 2% and less than 5%, then the number of Earned RSUs shall be equal to $500,000 divided by the Fair Market Value of the Company’s Stock on the First Settlement Date rounded down to the nearest whole share.

(2)    “Payout Multiple” shall be a value equal to:

(i)    0.0 if the CAGR of the Company’s TSR for the Performance Cycle is less than 2%;

(ii)    0.2 if the CAGR of the Company’s TSR for the Performance Cycle is 5%; and

(iii)    0.2 plus an additional 0.2 for each 0.5% increase in the CAGR of the Company’s TSR above 5% for the Performance Cycle; provided, however that in no event shall the Payout Multiple be greater than 5.0.

(3)    The beginning share price for the determination of the CAGR of the Company’s TSR for the Performance Cycle shall be the close price on the Date of Grant and the ending share price shall be the 90 day average stock price (plus dividends paid and reinvested in Stock over the term) as of the last day of the Performance Cycle.